Exhibit 99.1

For Release Friday, November 20, 2009

Advance Nanotech Reports Third Quarter 2009 Financial Results

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) reports financial results this week for the three months ended September 30, 2009.  The Company reported net income of $2,417,351, or $0.04 per share, compared to a loss of $382,555, or $0.01 per share, for the three months ended September 30, 2008, an increase of approximately $2,800,000.  During the nine months ended September 30, 2009, the Company reported a net loss of $3,662,926, or $0.07 per share, compared to a net loss of $3,831,661, or $0.10 per share, for the nine months ended September 30, 2008, a decrease of 4 percent.

A summary of the highlights from the quarter include:

•	Operating costs were reduced by over 55 percent for the nine month period in 2009, versus the comparable 2008 period
•	Awarded new contract development work for Alphasense, a leading gas sensor company based in the UK
•	Issuance of one additional granted patents bringing granted patented portfolio to five, with nine further patent applications pending
•	Continued focused resources on funded application development contracts with current partners offering near term revenue potential

Revenues generated were related to sales of its Lonestar and Vapor Generator products, along with contracted, instructional and set-up services provided to customers.  Although revenue decreased by 30 percent for the three months ended September 30, 2009, cost of sales decreased by over 67 percent during the same period.  Similarly, while revenues decreased by 23 percent during the first nine months compared to the same period in 2008, cost of sales decreased by over 56 percent.  The decrease in cost of sales reflects higher margin contracted revenue recognized for the corresponding periods.

“We are pleased with our application development efforts and continued advances within our core partner programs,” commented Bret Bader, CEO of Advance Nanotech.  “Even with limited capital resources, our sales, research and development teams have been successful with new contract wins and advancements with existing contracts that we believe will lead to near term revenues.  In October, we received our NRC exempt radiation license, which allows us to ship systems in the US while eliminating many regulatory requirements for our customers.  Our capital constraints continue to affect our business, delaying, but not losing, revenue opportunities for our Lonestar platform.  We continue to work towards full funding of our business through various financing channels.  In such capacity, we have worked closely with our advisers, existing lenders, noteholders and strategic partners on all available financing options.  We have continued to fund our operations with short term notes, and expect to affect a longer term solution in the fourth quarter.  Despite these capital challenges, our product and technology remains in a class above others in the chemical sensing industry, and we believe more than ever that the profound nature of the technology continues to have potential to revolutionize the chemical sensing industry.”

The Company recognized net income from continuing operations, including non-controlling interest, during the third quarter of 2009 of $2,147,533, or $0.04 per basic share, compared to a loss of $474,767, or $0.01 per basic share for the same period in 2008.   The increase in net income was related to the decrease in operating expenses as well as a non-cash gain recognized as of September 30, 2009 for the warrant and derivative re-valuations of $3,291,676.  The Company had net income attributable to the Company (net of non-controlling interest) of $2,183,505, or $0.04 per basic share, compared with a loss of $205,078, or $0.01 per basic share for the same period in 2008.  The Company reported a comprehensive gain (inclusive of loss from discontinued operations and foreign currency translation adjustments) of $2,294,495, or $0.04 per basic share, compared with a comprehensive loss of $82,034, for the same period in 2008.

Selling, general and administrative expenses for the third quarter were $642,741, a decrease of $802,210 or over 55 percent compared to the third quarter 2008 level of $1,444,951.   Total operating expenses were $1,195,822, down from $1,945,580 when compared to the third quarter of 2008. The loss from operations during the current third quarter was $635,711 compared to $1,385,633 for the same period in 2008, representing a decrease of $749,922 or 54 percent.

The Company incurred interest expense during the third quarter of 2009 of $646,588, an increase of $447,563 from the previous year third quarter level due to an increase in short term secured notes of $1,500,000. Other expenses during the third quarter included a non-cash late registration accrual of $109,555 relating to the registration obligations to the convertible note holders.  The Company also incurred a non-cash gain of $3,291,676 during the third quarter 2009 for the fair value re-valuation of the Company’s warrant and derivative liabilities.  During the same period of the prior year, the Company recognized a non-cash gain of $1,140,885.

As of December 31, 2008, the Company had net operating loss carry forwards for income tax reporting purposes of approximately $29,200,000 that may be offset against future taxable income through 2028.

COMPARATIVE STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Nine months Ended
	30-Sep-09	30-Sep-08	30-Sep-09	30-Sep-08
Net Revenue	$705,518	$1,009,240	$1,916,951	$2,497,855
Cost of Sales	(145,407)	(449,293)	(438,586)	(1,007,239)
Gross Margin	560,111	559,947	1,478,365	1,490,616
Research and development	(553,081)	(500,629)	(1,446,763)	(1,709,462)
Selling, general and administrative	(642,741)	(1,444,951)	(2,396,629)	(5,112,549)
Total operating expenses	(1,195,822)	(1,945,580)	(3,843,392)	(6,822,011)
Loss from operations	$(635,711)	$(1,385,633)	$(2,365,027)	$(5,331,395)
Other income / (expense)	2,783,244	910,866	(1,690,985)	1,143,028
Gain / (loss) including non-controlling interest	$2,147,533	$(474,767)	$(4,056,012)	$(4,188,367)
Less: Net loss attributable to non-controlling interest	35,972	269,688	156,834	989,149
Gain / (loss) attributable to the Company	$2,183,505	$(205,079)	$(3,899,178)	$(3,199,218)
Gain / (loss) from discontinued operations	233,846	(177,476)	236,252	(632,443)
Net gain / (loss)	$2,417,351	$(382,555)	$(3,662,926)	$(3,831,661)
Foreign currency translation adjustment gain/(loss)	(122,856)	300,521	565,067	317,886
Comprehensive gain / (loss)	$2,294,495	$(82,034)	$(3,097,859)	$(3,513,775)
Net income (loss) per common stock (basic and diluted):
Continuing operations	$0.04	$(0.01)	$(0.07)	$(0.08)
Discontinued operations	$0.00	$(0.00)	$(0.00)	$(0.02)
Total	$0.04	$(0.01)	$(0.07)	$(0.10)

Weighted Average Shares Outstanding	56,481,379	39,501,968	55,715,610	37,613,562

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. (d/b/a Owlstone) is in the process of realigning its business and becoming an operating company focused on its majority owned subsidiary Owlstone Nanotech's next generation chemical detection technology. Owlstone Nanotech, Inc. ("Owlstone") is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (845) 533-4225
    ir@advancenanotech.com